*Confidential treatment has been requested for the redacted portions of this agreement pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. The confidential, redacted portions have been provided separately to the Securities and Exchange Commission.

Exhibit 10.1

SECOND AMENDMENT TO YARN PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO YARN PURCHASE AGREEMENT (this “Second Amendment”) is made and entered into as of the 21st day of November, 2013 by and between Hanesbrands Inc., a Maryland corporation, with a principal place of business located at 1000 East Hanes Mill Road, Winston Salem, NC 27105 (“Buyer” or “HBI”), and Unifi Manufacturing, Inc., a North Carolina corporation, with a principal place of business located at 7201 West Friendly Avenue, Greensboro, NC 27410 (“Supplier” or “UMI”).

RECITALS

A.     Buyer and Supplier previously entered into a Yarn Purchase Agreement dated November 6, 2009 (the “Agreement”).

B.     Buyer and Supplier entered into a First Amendment to the Agreement dated July 17, 2012 (the “First Amendment”).

C.     Buyer and Supplier desire to amend the terms of the Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.     Amendments.

1.1     The Agreement is hereby amended by deleting Section 8.1 thereof in its entirety and replacing it with the following Section 8.1:

“8.1     Term.      The term of this Agreement shall commence on the Effective Date hereof and shall expire on March 31, 2014 (the “Initial Term”), unless terminated as provided herein.”

1.2     Exhibit A-4, section 5 of the Agreement is hereby amended by deleting section 5 of the Exhibit A-4 thereof in its entirety and replacing it with the following section 5:

“5.      Freight

a.	Freight prices as set forth below will replace those freight prices reflected on Appendix A-1, A-2 and A-3 based upon freight quotes identified below.

b.

El Salvador – Socks – Every quarter, Supplier will provide an average monthly [*] freight cost from the previous 3 months based upon (i) actual invoices of freight from Supplier’s United States distribution facilities to Supplier’s El Salvador warehouse facility plus (ii) a freight fee of [*] from Unifi’s El Salvador warehouse facility to Buyer’s manufacturing facility. This average cost will become the new [*] freight cost for the next quarter.

c.	Mt. Airy – [*]

d.	Woolwine – [*]

*Confidential treatment has been requested for the redacted portions of this agreement pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. The confidential, redacted portions have been provided separately to the Securities and Exchange Commission.

e.	Clarksville – [*]

f.

Puerto Rico – Every quarter, Supplier will provide an average monthly [*] freight cost from the previous 3 months based upon (i) actual invoices of freight from Supplier’s United States distribution facilities to the Supplier’s Puerto Rico warehouse facility plus (ii) actual invoices from Supplier’s Puerto Rico warehouse facility including warehousing costs and freight costs to Buyer’s manufacturing facilities plus (iii) [*]. This [*] from the [*] will be divided by the pounds of product shipped out of the Supplier’s Puerto Rico warehouse to the Buyer’s manufacturing facilities on a monthly basis. This average cost will become the new [*] freight cost and warehousing cost for the next quarter.

g.	Winston Salem – [*]

h.	Bonaventure (La Libertad)– will be charged the same freight rate that (5b) El Salvador Socks is charged [*]

i.	Honduras – Shipments to the country of Honduras will be charged the same freight rate that (5b) El Salvador Socks is charged [*]

j.	All freight is based on full truckloads; pricing will be adjusted for less than full load based upon supplied quote.

k.	Samples– will add freight price to product price. Air freight – New orders to meet Buyer’s deadlines or increase in demand- responsibility-Buyer.

l.	With respect to 5(b), 5(f) and 5(h) above, freight prices will adjust based on supplied quotes. Passed through either way, if adjusted price =[*]”

2.     Other Agreements.      The parties agree that from the date of this Second Amendment through the end of the Agreement, [*] shall remain as those outlined in [*] on Exhibits A-1, A-2, A-3 and A-4 of the Agreement.

3.     Certain Terms. All capitalized terms not defined herein shall have the same meaning as set forth in the Agreement. Any conflict between terms of this Second Amendment and the Agreement will be resolved in favor of this Second Amendment.

4.     No Other Amendments. Except as amended hereby, all the terms and provisions of the Agreement shall remain in full force and effect. Any references in the Agreement to the Agreement shall hereinafter be deemed to refer to the Agreement as amended by this Second Amendment.

5.     Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall constitute an original, and all such counterparts shall together constitute one instrument.

*Confidential treatment has been requested for the redacted portions of this agreement pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. The confidential, redacted portions have been provided separately to the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Second Amendment, in the manner appropriate to each, as of the day and year first above written.

HANESBRANDS INC. /s/ Mike Faircloth _______________________________ Name: Mike Faircloth Title: President, Chief Global Operations Officer	UNIFI MANUFACTURING, INC. /s/ R. Roger Berrier, Jr. __________________________________ Name: R. Roger Berrier, Jr. Title: President & C.O.O.

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